CONTACT: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS FIRST QUARTER RESULTS
Record first quarter operating revenues of $4.1 billion
Net income of $59 million; operating income of $70 million
Excluding special items, net income of $53 million; operating income of $112 million

DALLAS, TEXAS - April 25, 2013 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its first quarter 2013 results. First quarter 2013 net income was $59 million, or $.08 per diluted share, which included $6 million (net) of favorable special items. This compared to net income of $98 million, or $.13 per diluted share, in first quarter 2012, which included $116 million (net) of favorable special items. Excluding special items, first quarter 2013 net income was $53 million, or $.07 per diluted share, compared to a net loss of $18 million, or $.02 loss per diluted share, in first quarter 2012. This exceeded the First Call consensus estimate of $.02 per diluted share. Operating income for first quarter 2013 was $70 million, compared to $22 million in first quarter 2012. Excluding special items, operating income was $112 million for first quarter 2013, compared to $10 million in the same period last year. Additional information regarding special items is included in this release and in the accompanying reconciliation tables.
Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, “The significant year-over-year improvement in our first quarter results (excluding special items) was driven by record first quarter revenues and a better-than-expected cost performance. On relatively flat available seat miles year-over-year, total operating revenues of $4.1 billion increased 2.3 percent, or 1.8 percent on a unit basis, compared to first quarter last year. Passenger revenues were boosted significantly by continued progress on the AirTran integration, fleet modernization efforts, and the Rapid Rewards loyalty program. Year-over-year passenger unit revenue trends were relatively stable through February, and while worse than expected, March passenger unit revenues outperformed the domestic industry, on a capacity adjusted basis. Soft revenue trends have continued, thus far, in April, and we expect a year-over-year decline in our April passenger unit revenues.  While we are cautious about April trends and the potential effects from government sequestration, recent bookings for May and June have been solid, and lower fuel prices have roughly offset the revenue weakness thus far in April.

“Based on market prices as of April 22nd, second quarter 2013 economic fuel costs, including fuel taxes, are expected to be in the $3.00 to $3.05 per gallon range, well below second quarter 2012's $3.22 per gallon, including fuel taxes, and below the original forecast included in our 2013 plan1. Also, we now have derivative contracts in place for the remainder of the year that support estimated fuel costs per gallon below our 2013 plan. First quarter 2013 economic fuel costs were $3.29 per gallon, which was in line with our expectation, and 4.4 percent lower than first quarter 2012's all-time high $3.44 per gallon.
“We are pleased with the early results from revenue initiatives implemented in first quarter 2013 and are excited about the incremental benefit expected for future periods.  We launched some of our new 2013 ancillary revenue streams, including selling open premium boarding positions at the gate, increasing our EarlyBird Check-In™ charge, and increasing certain other fees.
“We also phased in the ability for our Customers to fly connecting itineraries between the Southwest and AirTran networks, our top priority this year.  As of April 14th, all 97 destinations within the combined networks can be flown on a single itinerary, a key milestone of our AirTran integration. Bookings on these connecting itineraries, thus far, have been strong, giving us further confidence in our plan to achieve $400 million in net, pre-tax, AirTran synergies in 2013 (excluding acquisition and integration costs).  With connecting capabilities in place, our ability to optimize the combined networks and operations is enabled, particularly in Atlanta.  This is a significant milestone. We are now in a position to evolve Atlanta to a point-to-point operation in fall 2013, similar to our other top ten Southwest cities. This will allow our People to be substantially more productive through scheduling our aircraft, flight crews, and ground staff more constantly throughout the day.  Our November schedule (which will open next month) will offer our Atlanta Customers a wider selection of departure times throughout the day, with roughly the same number of daily departures.  We expect these changes will grow our local Atlanta traffic.
“We are enthused about planned initiatives for the remainder of the year.  Today, we are announcing details of a new No Show policy that will apply to Southwest reservations that include Wanna Get Away® or DING!® fares and are made on or after May 10, 2013, for travel on or after September 13, 2013.  The policy is intended to alter behavior, encouraging Customers to cancel unused nonrefundable fares prior to a flight's departure, allowing us to better predict future inventory and reduce the number of empty seats on aircraft. Also, later this quarter, we will implement phase one of our new revenue management system.
“While we continue to optimize our network and maintain a relatively flat fleet in 2013, we are also making excellent progress on our fleet modernization efforts. Thus far this year, we have taken delivery of nine new Boeing 737-800s and two used Boeing 737-700s, retired three older Boeing 737-300s and one Boeing 737-500, and retrofitted more -700s with our new Evolve interior. As of March 31, 2013, nearly 90 percent of the Southwest -700 fleet had the Evolve interior, and we expect to complete the remainder of the Southwest -700 retrofits in second quarter 2013. Further, all of Southwest's -800s and -700s are now equipped with WiFi technology.

“We began operating Southwest's first scheduled service outside of the continental United States on April 14th, with daily service to San Juan, Puerto Rico, from Orlando and Tampa Bay, Florida. These flights augment AirTran's existing service between San Juan and Atlanta, Georgia; Baltimore/Washington; and Fort Lauderdale, Florida. Since the beginning of the year, Southwest has also launched service to Branson, Missouri; Charlotte, North Carolina; Flint, Michigan; Portland, Maine; and Rochester, New York.  We are excited about our growing network and opportunities ahead. Further, as part of the Dallas Love Field Modernization project, we reached a significant milestone at our hometown airport with the opening of 11 brand new Southwest gates and new concessions on April 16th.  This impressive project is on budget and on track for full completion in second half 2014.
“Our balance sheet and liquidity remain strong with approximately $3.1 billion in cash and short-term investments at March 31, 2013. Earlier this month, we replaced our $800 million revolving credit facility with a new $1 billion five-year revolving credit facility. The $200 million increase enhances our liquidity and financial flexibility.  Despite the uncertainties surrounding the impact to travel demand from government sequestration and increased consumer taxes, we remain focused on our 2013 plan to achieve a 15 percent pre-tax return on invested capital.  In first quarter, we returned $115 million to our Shareholders through repurchasing $100 million of common stock (approximately 9 million shares) and distributing $15 million in dividends.”

No Show Policy
Southwest is implementing a No Show policy that applies to nonrefundable fares that are not canceled or changed by a Customer prior to a flight's scheduled departure.  If a Customer has booked a nonrefundable fare anywhere in his/her itinerary and that portion of the flight is not used and not canceled or changed by the Customer prior to scheduled departure, all unused funds on the full itinerary will be lost, and the remaining reservation will be canceled. The policy applies to reservations made or changed on or after Friday, May 10, 2013, for travel on or after Friday, September 13, 2013. This policy does not apply to military fares, senior fares, or travel during certain irregular operations, including severe weather conditions.
The No Show policy will not impact Customers who simply cancel a Wanna Get Away or DING! fare prior to scheduled departure; in this case, Customers may reuse their funds toward future travel on Southwest, without a change fee, as they have always done. Customers who are traveling on a fully refundable itinerary that does not contain a Wanna Get Away or DING! fare will continue to have the option of either requesting a refund or holding funds for future travel.

Financial Results and Outlook
The Company's total operating revenues in first quarter 2013 were $4.1 billion, compared to $4.0 billion in first quarter 2012. Operating unit revenues increased 1.8 percent from first quarter 2012. Total first quarter 2013 operating expenses of $4.0 billion were comparable to first quarter 2012. The Company incurred $13 million in special charges (before taxes) during the first quarters of 2013 and 2012 associated with the acquisition and integration of AirTran. Cumulative costs associated with the acquisition and integration of AirTran, as of March 31, 2013, totaled $337 million (before profitsharing and taxes). The Company expects total acquisition and integration costs to be no more than $550 million (before profitsharing and taxes). Excluding special items in the first quarters of 2013 and 2012, operating expenses were approximately $4.0 billion in both periods.
First quarter 2013 economic fuel costs, including fuel taxes, decreased 4.4 percent to $3.29 per gallon, compared to $3.44 per gallon in first quarter 2012. The Company now has derivative contracts in place for approximately 95 percent of its estimated fuel consumption for the remainder of the year. As of April 22nd, the fair market value of the Company's hedge portfolio through 2017 was a net liability of approximately $151 million, compared to a net asset of $200 million at March 31st. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.
First quarter 2013 profitsharing expense was $15 million, compared to no profitsharing expense in first quarter last year. Excluding fuel, profitsharing, and special items in both periods, first quarter 2013 unit costs increased 2.8 percent from first quarter 2012, which was better than expected largely due to lower workers' compensation claims, favorable airport settlements, and lower advertising expense. Based on current cost trends, the Company expects a similar year-over-year increase in its second quarter 2013 unit costs, excluding fuel, profitsharing, and special items in both periods.
Operating income for first quarter 2013 was $70 million, compared to $22 million in first quarter 2012. Excluding special items, operating income was $112 million for first quarter 2013, compared to $10 million in first quarter 2012.
Other income for first quarter 2013 was $24 million, compared to $137 million in first quarter 2012. This $113 million decrease primarily resulted from $46 million in gains recognized in first quarter 2013, compared to $170 million in gains in first quarter 2012. In both periods, these gains primarily resulted from unrealized mark-to-market gains/losses associated with a portion of the Company's fuel hedging portfolio, which are special items. Excluding these special items, other losses were $5 million in first quarter 2013, compared to $6 million in first quarter 2012, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Second quarter 2013 premium costs related to fuel derivative contracts are currently estimated to be approximately $12 million, which is comparable to second quarter 2012. Net interest expense declined to $22 million in first quarter 2013, compared to $33 million in first quarter 2012, primarily as a result of the Company's repayment of its $385 million 6.5 percent notes in March 2012.
Net cash provided by operations was $983 million, and capital expenditures were $534 million, resulting in $449 million in free cash flow2 in first quarter 2013. The Company repaid approximately $164 million in debt and capital lease obligations during first quarter 2013, and intends to repay approximately $149 million in debt and capital lease obligations during the remainder of the year. As of April 23rd, the

Company had approximately $3.2 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion.
The Company's return on invested capital (before taxes and excluding special items) was approximately 8 percent for the twelve months ended March 31, 2013. Additional information regarding pre-tax return on invested capital is included in the accompanying reconciliation tables.

Southwest Airlines Awards and Recognitions

•	Named seventh Most Admired Company in the world by FORTUNE Magazine

•	Recognized as the top travel brand and fifth overall brand by The Business Journals in the American Brand Excellence Awards

•	Named Domestic Carrier of the Year by the Airforwarders Association

•	Named to the Airline of the Year list by the Express Delivery and Logistics Association

•	Awarded the Air Cargo Excellence Diamond Award by Air Cargo World

•	Named number one in Customer Service by the 2013 Airline Quality Ratings

•	Recognized as one of the 2013 100 Best Corporate Citizens by CR Magazine

•	Awarded the Grassroots Innovation Award for the Free Hobby Campaign by the Public Affairs Council

Conference Call
Southwest will discuss its first quarter 2013 results on a conference call at 12:30 p.m. Eastern Time today. A live broadcast of the conference call also will be available at http://southwest.investorroom.com.

1The Company presented its 2013 plan at its Investor Day held in December 2012. The presentation, including fuel price per gallon assumptions in its 2013 plan, can be found at http://southwest.investorroom.com/past-events.
2See Note Regarding use of Non-GAAP financial measures

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include without limitation statements related to (i) the Company's financial targets and outlook and projected results of operations; (ii) the integration of AirTran and the Company's related financial and operational expectations, including expected benefits and costs associated with the integration; (iii) the Company's network plans, opportunities, and expectations; (iv) the Company's fleet plans, including its fleet modernization plans and expectations; (v) the Company's other strategic initiatives and its related plans and expectations; (vi) the Company's expectations with respect to liquidity and capital expenditures; and (vii) the Company's plans and expectations related to managing risk associated with changing jet fuel prices. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of the economy on demand for the Company's services and the impact of fuel prices, economic conditions, and actions of competitors (including, without limitation, pricing, scheduling, and capacity decisions and consolidation and alliance activities) on the Company's business decisions, plans, and strategies; (ii) the impact of any governmental action related to the Company's operations (including, without limitation, the Federal Aviation Administration's furloughs of air traffic controllers); (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the Company's ability to timely and effectively prioritize its strategic initiatives and related expenditures; (v) the Company's ability to effectively integrate AirTran and realize the expected synergies and other benefits from the integration; (vi) the Company's dependence on third parties with respect to certain of its initiatives, in particular its fleet initiatives; (vii) changes in fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended March 31,
	2013	2012		Percent change
OPERATING REVENUES:
Passenger	$3,838	$3,751	(1)	2.3
Freight	39	37		5.4
Other	207	203	(1)	2.0
Total operating revenues	4,084	3,991		2.3
OPERATING EXPENSES:
Salaries, wages, and benefits	1,183	1,141		3.7
Fuel and oil	1,457	1,510		(3.5)
Maintenance materials and repairs	291	272		7.0
Aircraft rentals	93	88		5.7
Landing fees and other rentals	266	254		4.7
Depreciation and amortization	210	201		4.5
Acquisition and integration	13	13		—
Other operating expenses	501	490		2.2
Total operating expenses	4,014	3,969		1.1
OPERATING INCOME	70	22		n.a.
OTHER EXPENSES (INCOME):
Interest expense	29	40		(27.5)
Capitalized interest	(5)	(5)		—
Interest income	(2)	(2)		—
Other gains, net	(46)	(170)		(72.9)
Total other income	(24)	(137)		(82.5)
INCOME BEFORE INCOME TAXES	94	159		(40.9)
PROVISION FOR INCOME TAXES	35	61		(42.6)
NET INCOME	$59	$98		(39.8)

NET INCOME PER SHARE:
Basic	$0.08	$0.13
Diluted	$0.08	$0.13

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	725	771
Diluted	727	772

(1) The Company made a fourth quarter 2012 reclassification to change the allocation of revenues associated with its sale of frequent flyer points directly to Customers and the redemption of those points for flights. The Company has thus reclassified $7 million in Operating revenues for the three months ended March 31, 2012, from Other revenues to Passenger revenues to conform to the current presentation.

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)
(unaudited)

	Three months ended March 31,
	2013	2012	Percent Change
Fuel and oil expense, unhedged	$1,405	$1,479
Add: Fuel hedge losses included in Fuel and oil expense	52	31
Fuel and oil expense, as reported	$1,457	$1,510
Add (Deduct): Net impact from fuel contracts (1)	(29)	25
Fuel and oil expense, economic	$1,428	$1,535	(7.0)

Total operating expenses, as reported	$4,014	$3,969
Add (Deduct): Net impact from fuel contracts (1)	(29)	25
Total operating expenses, economic	$3,985	$3,994
Deduct: Acquisition and integration costs	(13)	(13)
Total operating expenses, non-GAAP	$3,972	$3,981	(0.2)

Operating income, as reported	$70	$22
Add (Deduct): Net impact from fuel contracts (1)	29	(25)
Operating income (loss), economic	$99	$(3)
Add: Acquisition and integration costs	13	13
Operating income, non-GAAP	$112	$10	n.a.

Other gains, net, as reported	$(46)	$(170)
Add: Net impact from fuel contracts (1)	51	176
Other losses, net, non-GAAP	$5	$6	(16.7)

Income before income taxes, as reported	$94	$159
Deduct: Net impact from fuel contracts (1)	(22)	(201)
	$72	$(42)
Add: Acquisition and integration costs	13	13
Income (loss) before income taxes, non-GAAP	$85	$(29)	n.a.

Net income, as reported	$59	$98
Deduct: Net impact from fuel contracts (1)	(22)	(201)
Add: Income tax impact of fuel contracts	8	77
	$45	$(26)
Add: Acquisition and integration costs, net (2)	8	8
Net income (loss), non-GAAP	$53	$(18)	n.a.

Net income per share, diluted, as reported	$0.08	$0.13
Deduct: Net impact from fuel contracts	(0.02)	(0.16)
	$0.06	$(0.03)
Add: Impact of special items, net (2)	0.01	0.01
Net income (loss) per share, diluted, non-GAAP	$0.07	$(0.02)	n.a.

(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended March 31,
	2013	2012
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains), net, associated with current period settled contracts	$—	$(2)
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	(29)	27
Impact from fuel contracts to Fuel and oil expense	$(29)	$25

Operating Income
Reclassification between Fuel and oil and Other losses, net, associated with current period settled contracts	$—	$2
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	29	(27)
Impact from fuel contracts to Operating Income	$29	$(25)

Other losses, net
Mark-to-market impact from fuel contracts settling in future periods	$61	$205
Ineffectiveness from fuel hedges settling in future periods	(10)	(31)
Reclassification between Fuel and oil and Other losses, net, associated with current period settled contracts	—	2
Impact from fuel contracts to Other losses, net	$51	$176

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$(61)	$(205)
Ineffectiveness from fuel hedges settling in future periods	10	31
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	29	(27)
Impact from fuel contracts to Net Income (2)	$(22)	$(201)

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Excludes income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended March 31,
	2013	2012		Change
Revenue passengers carried	25,203,934	25,560,822		(1.4)%
Enplaned passengers	30,712,625	31,154,453		(1.4)%
Revenue passenger miles (RPMs) (000s)	23,756,743	23,684,869		0.3%
Available seat miles (ASMs) (000s)	30,801,424	30,632,893		0.6%
Load Factor	77.1%	77.3%		(0.2) pts.
Average length of passenger haul (miles)	943	927		1.7%
Average aircraft stage length (miles)	693	685		1.2%
Trips flown	318,514	333,896		(4.6)%
Average passenger fare	$152.29	$146.72	(1)	3.8%
Passenger revenue yield per RPM (cents)	16.16	15.83	(1)	2.1%
RASM (cents)	13.26	13.03		1.8%
PRASM (cents)	12.46	12.24	(1)	1.8%
CASM (cents)	13.03	12.96		0.5%
CASM, excluding fuel (cents)	8.30	8.03		3.4%
CASM, excluding special items (cents)	12.89	12.99		(0.8)%
CASM, excluding fuel and special items (cents)	8.26	7.99		3.4%
CASM, excluding fuel, special items, and profitsharing (cents)	8.21	7.99		2.8%
Fuel costs per gallon, including fuel tax (unhedged)	$3.24	$3.32		(2.4)%
Fuel costs per gallon, including fuel tax	$3.36	$3.39		(0.9)%
Fuel costs per gallon, including fuel tax (economic)	$3.29	$3.44		(4.4)%
Fuel consumed, in gallons (millions)	432	443		(2.5)%
Active fulltime equivalent Employees	45,791	46,227		(0.9)%
Aircraft in service at period-end	696	694		0.3%

RASM (unit revenue) - Operating revenue yield per ASM
PRASM (Passenger unit revenue) - Passenger revenue yield per ASM
CASM (unit costs) - Operating expenses per ASM

(1) The Company made a fourth quarter 2012 reclassification to change the allocation of revenues associated with its sale of frequent flyer points directly to Customers and the redemption of those points for flights. The Company has thus reclassified $7 million in Operating revenues for the three months ended March 31, 2012, from Other revenues to Passenger revenues to conform to the current presentation.

Southwest Airlines Co.
Return on Invested Capital (1)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	March 31, 2013	March 31, 2012
Operating Income, as reported	672	600
Add (Deduct): Net impact from fuel contracts	86	(5)
Add: Acquisition and integration costs (2)	182	130
Add: Asset impairment, net (3)	—	14
Operating Income, non-GAAP	940	739
Net adjustment for aircraft leases (4)	121	139
Adjustment for fuel hedge accounting	(35)	(82)
Adjusted Operating Income, non-GAAP	1,026	796

Average invested capital (5)	12,261	12,779
Equity adjustment for fuel hedge accounting	98	166
Adjusted average invested capital	12,359	12,945

ROIC, pre-tax	8%	6%

(1) Calculation includes the impact of the AirTran acquisition as of May 2, 2011.
(2) The Company amended its profitsharing plan during second quarter 2011 to defer the profitsharing impact of integration costs incurred from April 1, 2011, through December 31, 2013. The profitsharing impact will be realized in 2014 and beyond.
(3) Net of profitsharing impact.
(4) Net adjustment related to presumption that all aircraft in fleet are owned.
(5) Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,338	$1,113
Short-term investments	1,797	1,857
Accounts and other receivables	429	332
Inventories of parts and supplies, at cost	480	469
Deferred income taxes	255	246
Prepaid expenses and other current assets	215	210
Total current assets	4,514	4,227
Property and equipment, at cost:
Flight equipment	16,643	16,367
Ground property and equipment	2,754	2,714
Deposits on flight equipment purchase contracts	594	416
	19,991	19,497
Less allowance for depreciation and amortization	6,861	6,731
	13,130	12,766
Goodwill	970	970
Other assets	583	633
	$19,197	$18,596
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,250	$1,107
Accrued liabilities	1,004	1,102
Air traffic liability	2,877	2,170
Current maturities of long-term debt	280	271
Total current liabilities	5,411	4,650
Long-term debt less current maturities	2,708	2,883
Deferred income taxes	2,904	2,884
Deferred gains from sale and leaseback of aircraft	60	63
Other noncurrent liabilities	1,153	1,124
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,214	1,210
Retained earnings	5,818	5,768
Accumulated other comprehensive loss	(111)	(119)
Treasury stock, at cost	(768)	(675)
Total stockholders' equity	6,961	6,992
	$19,197	$18,596

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$59	$98
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	210	201
Unrealized gain on fuel derivative instruments	(21)	(201)
Deferred income taxes	2	14
Amortization of deferred gains on sale and leaseback of aircraft	(3)	(3)
Changes in certain assets and liabilities:
Accounts and other receivables	(97)	(68)
Other assets	(25)	(51)
Accounts payable and accrued liabilities	120	225
Air traffic liability	707	720
Cash collateral received from fuel derivative counterparties	28	147
Other, net	3	143
Net cash provided by operating activities	983	1,225
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment, net	(534)	(127)
Purchases of short-term investments	(725)	(621)
Proceeds from sales of short-term investments	787	736
Net cash used in investing activities	(472)	(12)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	6	5
Payments of long-term debt and capital lease obligations	(164)	(431)
Payments of cash dividends	(15)	(7)
Repurchase of common stock	(100)	(50)
Other, net	(13)	(1)
Net cash used in financing activities	(286)	(484)

NET CHANGE IN CASH AND CASH EQUIVALENTS	225	729

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,113	829

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,338	$1,558

Southwest Airlines Co.
Fuel Derivative Contracts
As of April 22, 2013

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	2Q 2013 (2)	Second Half of 2013 (2)

$80	$2.95 - $3.00	$2.90 - $2.95
$90	$2.95 - $3.00	$2.95 - $3.00
Current Market (1)	$3.00 - $3.05	$3.00 - $3.05
$110	$3.10 - $3.15	$3.20 - $3.25
$120	$3.15 - $3.20	$3.30 - $3.35

Period	Average percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent crude oil-equivalent price levels

2014	Approx. 60%
2015	Approx. 35%
2016	Approx. 30%
2017	Approx. 50%

(1) Brent crude oil average market prices as of April 22, 2013 were approximately $101 and $99 per barrel for second quarter and second half 2013, respectively.
(2) The Company has approximately 95 percent of its second quarter and second half 2013 estimated fuel consumption covered by fuel derivative contracts with approximately 75 percent at varying Gulf Coast jet fuel-equivalent prices and the remainder at varying Brent crude oil-equivalent prices.  The economic fuel price per gallon sensitivities provided above assume the relationship between Brent crude oil and refined products based on market prices as of April 22, 2013.

Southwest Airlines Co.
737 Delivery Schedule
As of April 24, 2013

	The Boeing Company					The Boeing Company
	737 NG					737 MAX
	-700 Firm Orders		-800 Firm Orders	Options	Additional -700s	Firm Orders		Options	Total
2013	—		18	—	2	—		—	20	(3)
2014	5		26	15	—	—		—	46
2015	36		—	12	—	—		—	48
2016	31		—	12	—	—		—	43
2017	30		—	25	—	4		—	59
2018	25		—	28	—	15		—	68
2019	—		—	—	—	33		—	33
2020	—		—	—	—	34		—	34
2021	—		—	—	—	34		18	52
2022	—		—	—	—	30		19	49
2023	—		—	—	—	—		23	23
2024	—		—	—	—	—		23	23
2025	—		—	—	—	—		23	23
Through 2027	—		—	—	—	—		44	44
	127	(1)	44	92	2	150	(2)	150	565

(1) The Company has flexibility to substitute 737-800s in lieu of 737-700 firm orders.
(2) The Company has flexibility to accept MAX 7 or MAX 8 deliveries.
(3) Includes nine 737-800s and two leased 737-700s delivered through April 24, 2013.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include expenses associated with the Company's acquisition and integration of AirTran. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company's acquisition of AirTran, which closed on May 2, 2011, the Company has incurred and expects to continue to incur substantial charges associated with integration of the two companies. While the Company cannot predict the exact timing or amounts of such charges, it does expect to treat the charges as special items in its future presentation of non-GAAP results.
The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended March 31, 2013, the Company generated $449 million in free cash flow, calculated as operating cash flows of $983 million less capital expenditures of $534 million.